UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 21, 2009

ScanSource, Inc.

(Exact Name of Registrant as Specified in Its Charter)

South Carolina	000-26926	57-0965380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Logue Court, Greenville, South Carolina 29615

(Address, Including Zip Code, of Principal Executive Offices)

(864) 288-2432

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2009, ScanSource, Inc. (the “Company”) entered into amended and restated employment agreements (each an “Employment Agreement” and collectively, the “Employment Agreements”) with R. Scott Benbenek, the Company’s President of Worldwide Operations, and Andrea Dvorak Meade, the Company’s Executive Vice President of Operations and Corporate Development. The Employment Agreements extend the terms of each executive officer’s current employment agreement to June 30, 2011; provided, however, that if a change in control (as defined in the Employment Agreements) occurs during that period, the Employment Agreements will be effective until the later of June 30, 2011 or the first anniversary of the change in control.

Mr. Benbenek’s Employment Agreement provides for, among other things, an annual base salary of $324,000 per year, a target bonus opportunity of 0.35% of the Company’s operating income determined at the end of each fiscal year and a restricted stock award for 8,137 shares of the Company’s common stock (“Shares”). Ms. Meade’s Employment Agreement provides for, among other things, an annual base salary of $216,000 per year, a target bonus opportunity of 0.25% of the Company’s operating income determined at the end of each fiscal year and a restricted stock award for 6,103 Shares.

The restricted stock awards granted to Mr. Benbenek and Ms. Meade (the “Awards”) are subject to, among other terms and conditions described in the restricted stock award agreement (the “Award Agreement”) between the Company and the executive officer, both continued service and performance requirements. Specifically, each Award Agreement provides that the Award may vest in two tranches as follows: (a) up to 50% of the Shares subject to the Award will vest and be earned if (i) the executive has been continuously employed by the Company through June 30, 2010 and (ii) the Company’s operating income for the fiscal year ended June 30, 2010 equals or exceeds $51,000,000, and (b) up to 50% of the Shares subject to the Award will vest and be earned if (i) the executive has been continuously employed by the Company through June 30, 2011 and (ii) the Company’s operating income for the fiscal year ended June 30, 2011 equals or exceeds $67,000,000. Notwithstanding the foregoing, the Company’s Compensation Committee (the “Committee”) may, in its sole discretion, reduce the number of Shares deemed earned and vested (but not below 50% of the number of Shares subject to a particular tranche) if the Committee determines that such reduction is appropriate based on the Committee’s evaluation of the executive officer’s performance in certain designated areas. Each Award Agreement also provides that if the executive officer’s employment with the Company terminates for any reason other than death, disability or a change in control (in which case the Award will be deemed earned and vested with respect to all of the Shares underlying the award), then the executive will forfeit his or her Award (and the underlying Shares) to the extent not vested and earned as of the date of the executive officer’s termination of employment. The Shares shall be issued under, and subject to the terms of, the Company’s Amended and Restated 2002 Long-Term Stock Incentive Plan (or other applicable plan).

The Employment Agreements also provide that if the executive officer’s employment is terminated by the Company other than for cause, death, disability or retirement, or if the executive officer resigns for good reason, the Company will be required to pay or provide the executive officer his or her accrued salary and other amounts or benefits earned through the date of termination. In such instances, the Company will also be required to provide severance benefits to the executive officer consisting of a pro-rata annual bonus and a single year of compensation in an amount equal to the executive officer’s highest combined annual base salary and variable compensation earned by the executive officer during the three fiscal years prior to his or her termination multiplied (a) by one, or (b) if the executive officer’s employment termination occurs within 12 months after or otherwise in contemplation of a change in control, multiplied by two. In addition, for up to 12 months following the executive officer’s termination from employment, or earlier if the executive officer becomes entitled to receive medical and dental insurance benefits under another group plan, the Company will reimburse the executive officer on a monthly basis for payments made under COBRA toward medical and dental insurance benefits that are in excess of the monthly rates paid by active employees of the Company for such benefits. The executive officer’s receipt of these severance benefits will be subject to the executive officer’s execution of a release of claims in a form customarily used by the Company upon a senior executive officer’s termination of employment.

The Employment Agreements require each executive officer not to, during the term of his or her employment and for a period of two years following the termination of his or her employment: (a) disclose or use the Company’s confidential information or trade secrets; (b) compete with the Company; (c) solicit certain customers or suppliers and certain prospective customers or suppliers of the Company; (d) solicit certain employees to leave the Company; or (e) disparage the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScanSource, Inc.

Date: May 22, 2009	By:	/s/ Michael L. Baur
	Name:	Michael L. Baur
	Its:	Chief Executive Officer